Exhibit 99.(a)(1)(A) (Offer to Exchange)
QAD INC.
June 17, 2009

Offer to Exchange Certain Stock Options and
Stock Appreciation Rights
This offer to exchange and your withdrawal rights will expire at 9:00 p.m. Pacific Time, on July 15, 2009, unless we extend this offer

QAD Inc. (together with its subsidiaries, “Company”, “QAD”, “we”, “our” or “us”) pursuant to this Offer to Exchange Certain Stock Options and Stock Appreciation Rights (the “Exchange Offer”) is offering you the opportunity to voluntarily exchange some or all of your eligible outstanding stock options (“Options”) issued under the QAD Inc. 1997 Stock Incentive Program (the “1997 Program”) and your eligible outstanding stock-settled stock appreciation rights (“SARs”) issued under the QAD Inc. 2006 Stock Incentive Program (the “2006 Program”) for a reduced number of new SARs at a lower exercise price to be issued under the 2006 Program (the “New SARs”). The Options and SARs eligible to be exchanged are those having an exercise price above the closing stock price of QAD’s common stock on the NASDAQ Global Market as of the exchange date of the Exchange Offer (the “Eligible Awards”).
The expiration date of the Exchange Offer is anticipated to be 9:00 p.m., Pacific Time, July 15, 2009 (the “Expiration Date”). We may extend the Expiration Date at our discretion. If we extend the Exchange Offer, the term “Expiration Date” will refer to the latest time and date at which the extended Exchange Offer expires. The date the Eligible Awards are exchanged is referred to as the “Exchange Date,” the date the Eligible Awards are cancelled is referred to as the “Cancellation Date,” and the date the New SARs are granted is referred to as the “Grant Date.” The Exchange Date, Cancellation Date and Grant Date all refer to the first business day following the Expiration Date, which is anticipated to be July 16, 2009. If the Expiration Date is extended, the Exchange Date, Cancellation Date and Grant Date will be similarly extended.
Except as described below, you are eligible to participate in the Exchange Offer if (i) you are an employee of QAD, (ii) you remain an employee of QAD through the Expiration Date and (iii) you hold Eligible Awards (“Eligible Employee”). Neither members of QAD’s Board of Directors, including its Chief Executive Officer and President, nor its consultants are eligible to participate in the Exchange Offer. Executive officers listed on Appendix B (the “Named Executive Officers”) who are eligible to participate in the Exchange Offer will participate on the same basis as our other Eligible Employees.
Although we intend to include all non-U.S. Eligible Employees, we reserve the right to withdraw the Exchange Offer in any jurisdiction if we determine that extending the Exchange Offer in that jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of Eligible Awards be accepted from or on behalf of, employees in that jurisdiction.
For purposes of this Exchange Offer, an Option is a form of equity that gives you the right to purchase QAD common stock at a set exercise price within a specified period of time and a SAR is a form of equity that grants you the right to receive the value of the appreciation of QAD common stock over a specified time period in QAD common stock. When you are granted SARs, your exercise price is based on the current fair market value of QAD’s common stock. When you exercise SARs, you receive the difference between the price of the stock at the time of your grant and the price on the date you exercise your SARs, paid out in QAD common stock, subject to applicable tax withholding.

If you choose to participate in the Exchange Offer and surrender your Eligible Awards, and if we accept your surrendered Eligible Awards, you will receive New SARs that will have substantially the same terms and conditions as the Eligible Awards being surrendered, except that:
•	You will generally receive a lesser number of New SARs. Under this Exchange Offer, you may elect to exchange your Eligible Awards on a grant-by-grant basis for a different number of New SARs (in most cases, the exchange will be for a reduced number of new lower-priced SARs at a ratio between 0.9 Eligible Awards for 1.0 New SAR and 10.3 Eligible Awards for 1.0 New SAR, depending upon the exercise price and remaining term of the Eligible Awards as well as the fair market value of QAD’s common stock on June 11, 2009 (the “Exchange Ratios”). A list of each Exchange Ratio applicable to each Eligible Award is set forth in Appendix A.
•	The exercise price of the New SARs will equal QAD’s closing stock price on the NASDAQ Global Market on the Grant Date.
•	The New SARs will be subject to a new vesting period. If your exchanged Options and SARs are fully vested on the Exchange Date, then your New SARs will become exercisable one year from the Grant Date. If the exchanged Options and SARs are not fully vested on the Exchange Date, then the New SARs received for unvested Options or SARs will become exercisable in tranches with each tranche vesting one year later than the vesting date for the equivalent tranche of the exchanged Option or SAR. Vesting is conditioned upon continued employment with us through each applicable vesting date.
•	Each New SAR will have an expiration date that is the same as the exchanged Option or SAR, except that a New SAR exchanged for an Option granted in 2001 or 2002 will have one additional year added to its term.
Participation in the Exchange Offer is voluntary. Eligible Employees will be permitted to exchange Eligible Awards on a grant-by-grant basis, subject to the terms set forth in this Exchange Offer. Eligible Awards properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the Exchange Date and New SARs will be granted on the Grant Date. If you choose not to participate in the Exchange Offer, you will continue to hold your Eligible Awards on the same terms and conditions and pursuant to the same incentive programs under which they were originally granted.
See “Risk Factors” beginning on page 5 for a discussion of risks that you should consider before participating in the Exchange Offer.
Our common stock is traded on the NASDAQ Global Market under the symbol “QADI”. On June 11, 2009, the closing price of our common stock was $3.21 per share. The current market price of our common stock is not necessarily indicative of future stock prices and we cannot predict what the closing price of our common stock will be on the New SAR Grant Date. We recommend that you obtain current market quotations of our common stock before deciding whether to participate in the Exchange Offer.
If you choose to participate in the Exchange Offer, you must submit your election via the Exchange Offer website at https://www.qadequityexchange.com on or before 9:00 p.m. Pacific Time on the Expiration Date. Responses submitted by any other means, including e-mail, facsimile, hand delivery, interoffice delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) will not be accepted. There are no paper election forms.
Only elections and withdrawals that are complete and actually received by QAD by the Expiration Date will be accepted. If your election or withdrawal is received by QAD via the Exchange Offer website, then you will receive a confirmation e-mail via your Company e-mail address when the election and/or withdrawal is submitted. If you do not receive a confirmation e-mail, it is your responsibility to confirm that we have received your election and/or withdrawal.

You should direct questions about this Exchange Offer and requests for additional copies of this Exchange Offer document and the other offer documents to:
QAD Inc. Attn: Pam Fack
100 Innovation Place
Santa Barbara, CA 93108
Phone: (805) 566-6105
Fax: (805) 566-4492
Email: pxf@qad.com
IMPORTANT
Although the QAD Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 6. Neither we nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your Eligible Awards for New SARs in the Exchange Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Awards pursuant to this Exchange Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Exchange Offer other than the information and representations contained in this Exchange Offer, including the Summary Term Sheet — Questions and Answers and any other communication we may periodically send you. If anyone makes any recommendation or representation to you or gives you any information in connection with this Exchange Offer, you must not rely upon that recommendation, representation or information as having been authorized by QAD.
You should carefully evaluate all of the information in this Exchange Offer document, including the Summary Term Sheet — Questions and Answers. You must make your own decision on whether to surrender your Eligible Awards for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.
This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Exchange Offer document. Any representation to the contrary is a criminal offense.
In addition to historical information, this Exchange Offer document contains forward-looking statements. These statements typically are preceded or accompanied by words like “believe,” “anticipate,” “expect” and words of similar meaning. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the section entitled “Risk Factors” within this Exchange Offer document as well as those discussed in Part I, Item 1A entitled “Risk Factors” within our Annual Report on Form 10-K for the year ended January 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or update or publicly release the results of any revision or update to these forward-looking statements. Readers should carefully review the risk factors and other information described in other documents we file from time to time with the SEC.
Offer to Exchange dated June 17, 2009

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
June 17, 2009
Response Due By 9:00 p.m. Pacific Time
on July 15, 2009, unless this Offer is Extended by Notice
The following are answers to some of the questions that you may have about this Exchange Offer. You should carefully read this entire Exchange Offer including the appendices. This Exchange Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Exchange Offer document and the other offer documents. We have included references to the relevant sections of the Exchange Offer where you can find a more complete description of the topics discussed in this Summary Term Sheet — Questions and Answers.
1. Why is QAD offering employees this Exchange Offer?
We believe the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation practices. The Exchange Offer will permit us to:
•	Provide renewed incentives for the employees who participate in the Exchange Offer by generally issuing a lesser number of New SARs with a lower exercise price in exchange for currently held Options and SARs, many of which have exercise prices that are higher than the current QAD stock price.
•	Reduce our total number of outstanding equity awards, or “overhang,” represented by outstanding awards that have high exercise prices and may no longer incentivize their holders to remain as our employees. Keeping these awards outstanding does not serve the interests of our stockholders nor does it provide the benefits intended by our equity compensation program. (See Section 2).
2. Who is eligible to participate in the Exchange Offer?
All QAD employees who hold previously granted Options and SARs that are eligible for exchange can participate. However, members of QAD’s Board of Directors, including our CEO and President, and our outside consultants are not eligible to participate in the Exchange Offer. (See Section 1.)
3. Should I participate in the Exchange Offer?
All employees must make their own determination about participating in the Exchange Offer. Participation is completely voluntary. The online exchange simulator tool (which is described in more detail in Question 17 and is referred to as the “Exchange Simulator”) allows you to model different scenarios to see how your Eligible Awards will be impacted based on potential movement in the price of QAD common stock. You can use this tool as many times as you would like during the Exchange Period from June 17 through 9 p.m. Pacific Time on July 15, 2009, and can change your election at any time during this period.
4. What happens if I choose not to participate?
If you decide not to participate in the Exchange Offer, you will continue to hold your current Options and SARs at their current exercise price. These awards will continue to vest based on their respective original terms.
5. Are there any conditions to this Exchange Offer?
Yes. This Exchange Offer is subject a number of conditions that could occur prior to the Expiration Date of the Exchange Offer and which are more fully described in Section 6.
6. How do I make my election?
If you want to participate in the Exchange Offer, you must make your election online on the Exchange Offer website at https://www.qadequityexchange.com.

7. When is the best time to make my election?
You must make your election during the Exchange Offer period, from June 17 through July 15, 2009. Within that period, you can make your election any time. If you change your mind during the Exchange Offer period, you can change your election as many times as you wish.
8. Will I receive notification of my election?
Yes. After you make an election on the Exchange Offer website, you will receive an e-mail that notifies you that an election has been made on the site. If you change your election before the Exchange Offer expires, you will receive another e-mail notifying you that you made an election. (See Sections 3 and 4.)
9. How long do I have to change or withdraw any election?
You can change your election as many times as you like or withdraw your election until the Expiration Date of the Exchange Offer at 9 p.m. Pacific Time on July 15, 2009. The election you have made at that time will be considered your final election and cannot be changed. (See Sections 3 and 4.)
10. What happens if I change my mind after the Exchange Offer closes?
The election you have made at the time the Exchange Offer closes at 9 p.m. Pacific Time on July 15, 2009 will be considered your final election and cannot be changed. (See Sections 3 and 4.)
11. What happens if I do not make my election to exchange my Options or SARs for New SARs before the Exchange Offer closes?
If you fail to make your election before the Exchange Offer closes at 9 p.m. Pacific Time on July 15, 2009 you will continue to hold your current Options and SARs at their current exercise price. These awards will continue to vest based on their respective original terms.
12. Which awards are eligible to be exchanged in the Exchange Offer?
Eligible Awards are any currently held QAD Options and SARs that have an exercise price that is higher than the price of QAD common stock on the Exchange Date, which is anticipated to be July 16, 2009 or the first business day following the day the Exchange Offer closes. If your awards have an exercise price that is below the closing price of QAD’s common stock on that day, you will not be able to exchange your awards even if you elected to do so during the Exchange Offer. (See Section 1.)
The total number of shares that may be issued pursuant to the New SARs granted in the Exchange Offer will depend on the rate of participation by Eligible Employees. Assuming all awards listed on Appendix A are eligible for exchange and are surrendered in the Exchange Offer, New SARs to purchase 2,148,408 shares would be granted in the Exchange Offer. (See Section 8.)
13. Can you show me an example of how the Exchange Program works?
Assume, for illustrative purposes only, that you hold and are eligible to surrender 200 eligible Options with an exercise price of $10 per share in exchange for a grant of 63 New SARs with an exercise price of $3.50 per share, and that two years after the New SAR Grant Date the price of our common stock had increased to $15 per share. Under this example, if you were to keep and exercise your eligible Options and sell all 200 of the underlying shares at $15 per share, you would realize a pre-tax gain of $1,000 (i.e., 200 Options multiplied by the $5 difference between the $15 market price and the $10 exercise price). However, if you exchange your eligible Options and sell the underlying shares representing the appreciation in the 63 New SARs, you would realize a pre-tax gain of only $724.50) (i.e., 63 New SARs multiplied by an $11.50 difference between the $15 market price and the $3.50 exercise price).

Assume, however, two years after the New SAR Grant Date the price of our common stock increases to $12 per share. Under this example, if you were to keep and exercise you eligible Options and sell all 200 of the underlying shares at $12 per share, you would realize a pre-tax gain of only $400 (i.e., 200 Options multiplied by the $2 difference between the $12 market price and the $10 exercise price). However, if you exchange your eligible Options and sell the underlying shares representing the appreciation in the 63 New SARs, you would realize a pre-tax gain of $535.50 (i.e., 63 New SARs multiplied by an $8.50 difference between the $12 market price and the $3.50 exercise price).
14. How are the Exchange Ratios determined?
Exchange Ratios are determined on a grant-by-grant basis. Each existing grant has an exchange ratio intended to result in the issuance of New SARs with a value approximately equal to the value of the surrendered Options and SARs. Exchange ratios are based on the value of your current Option or SAR relative to the value of the replacement New SAR. These values have been calculated using the Black Scholes option valuation model and are primarily affected by the exercise price and time remaining until expiration of the Options and SARs being valued.
When you use the Exchange Simulator, your personal grants and their corresponding replacement grants will be loaded into the website so you can model different scenarios for each of your grants. (See Sections 1 and 8.)
15. How will the terms and vesting period of my New SARs be affected if I choose to participate in the Exchange Offer?
The terms and vesting period of your New SARs will be affected depending on when you received the Eligible Awards that you surrender.
If your exchanged Options and SARs are fully vested, then your New SARs will vest and become exercisable one year from the Grant Date. If the exchanged Options and SARs are not fully vested, then the New SARs received for unvested Options or SARs will vest and become exercisable in tranches with each tranche vesting one year later than the vesting date for the equivalent tranche of the exchanged Option or SAR. If your employment with the Company terminates prior to full vesting, you will forfeit any unvested portion of your New SARs. (See Section 8.)
Each New SAR will have an Expiration Date that is the same as the exchanged Option or SAR, except that a New SAR exchanged for an Option granted in 2001 or 2002 will have one additional year added to its term. (See Section 8.)
16. Are there any other material differences between the Eligible Awards to be exchanged and the New SARs?
Yes, including that each New SAR will have an exercise price per share equal to the closing price per share of our common stock on the Grant Date as reported on the NASDAQ Global Market. For a description of the terms of the New SARs, see Section 8.
For a description of the material differences between (a) the SARs being exchanged as compared to the terms of the New SARs, and (b) the Options being exchanged as compared to the terms of New SARs, see Section 8.
17. What is the Exchange Simulator?
The Exchange Simulator is a tool on the Exchange Offer website, https://www.qadequityexchange.com. It allows you to model different scenarios based on movements in the price of QAD common stock, so you can see how your individual awards will be impacted if you choose to participate in the Exchange Offer. The Exchange Simulator will be loaded with your personal grants and their corresponding Exchange Ratios when you log in. You can model as many different scenarios as you would like before making your final election. (See Section 3.)
18. How does QAD determine whether an Eligible Award has been properly tendered for exchange?
We will accept all properly tendered Eligible Awards that are not validly withdrawn. We will use our discretion in all questions related to validity, form, eligibility (including time of receipt) and acceptance of awards for exchange. We have the right to reject any election or any award tendered for exchange that we determine is not in an appropriate form or is unlawful to accept. You have rights under applicable law to challenge such determinations in a court of competent jurisdiction. The court can make a determination that will be final and binding upon both you and QAD.

19. When will the Exchange Offer expire and how will you notify me if you extend that date?
The Exchange Offer expires on the Expiration Date which is anticipated to be 9:00 p.m. Pacific Time on July 15, 2009. We may extend the Expiration Date at our discretion. If we extend the Exchange Offer, the term “Expiration Date” will refer to the latest time and date at which the extended Exchange Offer expires.
If we extend this Exchange Offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m. Pacific Time on the U.S. business day following the last previously scheduled expiration date.
20. What happens after the Exchange Offer closes, if I choose to participate?
Promptly following the close of the Exchange Offer, we expect to accept for exchange and cancel all Eligible Awards properly elected for exchange and not validly withdrawn before the Exchange Offer Expiration Date. Once we have accepted your surrendered Eligible Awards, such Eligible Awards will be cancelled and you will no longer have any rights with respect to those Eligible Awards. We will give written notice to Eligible Employees of our acceptance for exchange of the Eligible Awards. This notice may be made by press release, e-mail or other method of communication.
We will grant the New SARs on the Exchange Date, which is the first business day following the close of the Exchange Offer (anticipated to be July 16, 2009). All New SARs will be granted under the 2006 Program and you will receive a new agreement governing the terms of the New SARs granted to you, which we will distribute promptly following the Exchange Date. (See Section 5.)
21. Are there any tax implications to participating in the Exchange Offer?
If you participate in the Exchange Offer and you are a U.S. taxpayer, the exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes and you generally will not be required to recognize income for U.S. federal income tax purposes at the time of the Exchange Offer or upon grant of the New SARs.
If you participate in the Exchange Offer and you are a non-U.S. taxpayer, the exchange should be treated as a non-taxable exchange, unless you are an employee in Australia or Singapore. See Section 13 for further detail. Section 13 is a summary only and is not intended to provide you with any tax advice in connection with this Exchange Offer.
We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in this Exchange Offer, as the tax consequences to you are dependent on your individual tax situation. QAD is not liable to you for any taxes, penalties or interest that you may incur in connection with the Exchange Offer.
22. Can I exercise my current stock options and SARs during the Exchange Offer period?
No. During the Exchange Offer period (June 17 through July 15, 2009), you cannot exercise any outstanding Options and SARs because a “blackout” period applies. You must wait until the Exchange Offer terminates to exercise any awards.
23. What happens if my employment with QAD terminates during the Exchange Offer period?
If you have surrendered Eligible Awards for exchange in the Exchange Offer and your employment with us terminates for any reason before the Grant Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Awards for exchange. In that case, you may be able to exercise your existing Options and SARs for a period of 60 days after the Exchange Offer terminates, subject to the terms and conditions of your existing awards. (See Section 5.)

24. What happens if my employment with QAD terminates within 1 year of the Grant Date?
If you exchanged Eligible Awards for New SARs in the Exchange Offer and your employment with us terminates before the New SARs fully vest, you will forfeit any unvested portion of your New SARs. Under the vesting schedule for the New SARs, the earliest any New SARs will become exercisable is 1 year from the New SARs Grant Date. Accordingly, if your employment with us terminates within 1 year after the Grant Date, you will forfeit all of your New SARs, even if your Eligible Awards surrendered in the Exchange Offer were vested on the Exchange Date.
25. Who should I contact if I have additional questions?
More information about the Exchange Offer, including the Exchange Simulator tool, is available on the QAD Exchange Offer website https://www.qadequityexchange.com. If you have additional questions about the Exchange Offer, please contact:
QAD Inc. Attn: Pam Fack
100 Innovation Place
Santa Barbara, CA 93108
Phone: (805) 566-6105
Fax: (805) 566-4492
Email: pxf@qad.com
RISK FACTORS
Participation in the Exchange Offer involves a number of risks and uncertainties including those described below. You should carefully consider these risks and uncertainties and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.
Risks Related to the Exchange Offer
If you exchange Eligible Awards for New SARs in the Exchange Offer and your employment with us terminates before the New SARs fully vest, you will forfeit any unvested portion of your New SARs.
If you elect to participate in the Exchange Offer and exchange Eligible Awards for New SARs, the New SARs will have a new vesting schedule. If your exchanged Options and SARs are fully vested on the Exchange Date, then your New SARs will become exercisable one year from the New SARs Grant Date. If the exchanged Options and SARs are not fully vested on the Exchange Date, then the New SARs received for unvested Options or SARs will become exercisable in tranches with each tranche vesting one year later than the vesting date for the equivalent tranche of the exchanged Option or SAR.
Generally, if your employment with us terminates, your New SARs will cease vesting, and any unvested portion of your New SARs will be cancelled as of your separation date. Accordingly, if you exchange Eligible Awards for New SARs in the Exchange Offer and your employment with us terminates before the New SARs fully vest, you will forfeit any unvested portion of your New SARs even if the Eligible Awards surrendered in the Exchange Offer were vested on the Exchange Date or would have vested prior to your separation date.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of QAD. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will remain employed until the New SAR Grant Date or through any date thereafter.

If the price of our common stock increases over time, the value of the New SARs that you receive in the Exchange Offer may ultimately be less than the value of the Eligible Awards that you surrendered in the Exchange Offer.
The Exchange Ratios being used in the Exchange Offer are designed to result in the issuance of New SARs in the exchange with a fair value approximately equal to the value of the eligible Options and SARs surrendered in the Exchange Offer. As a result, you will generally be issued a lesser number of New SARs than the number of shares subject to Eligible Awards you surrender in the Exchange Offer. Because you will receive a lesser number of New SARs than the number of Eligible Awards you surrender in the Exchange Offer, it is possible that, at some point in the future, your surrendered Eligible Awards would have been economically more valuable than the New SARs granted in the Exchange Offer. See Question 13 in the Summary Term Sheet — Questions and Answers for illustrative examples.
If you are subject to the tax laws of a country other than the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.
If you are subject to the tax laws of another country, whether you are a resident of the United States or another country, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the Material Foreign Income Tax Consequences set forth in Section 13 which discusses the material tax consequences for non-U.S. employees who participate in this Exchange Offer. However, Section 13 is a summary only and is not intended to provide you with any tax advice in connection with this Exchange Offer. You are encouraged to consult your own tax advisor to discuss these consequences as the tax consequences are dependent on your individual situation. QAD is not liable to you for any taxes, penalties or interest that you may incur in connection with the Exchange Offer.
Risks Related to Our Business and Common Stock
Before making a decision on whether to surrender your eligible Options and SARs for exchange, you should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 as well as the information provided in this Exchange Offer document and the other materials that we have filed with the SEC. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.qad.com. We will provide you with a copy of any or all of the documents to which we have referred you upon request and without charge to you. See Section 16 for more information regarding reports we filed with the SEC and how to obtain copies of, or otherwise review, these reports.

THE EXCHANGE OFFER
June 17, 2009
In addition to historical information, this Exchange Offer document contains forward-looking statements. These statements typically are preceded or accompanied by words like “believe,” “anticipate,” “expect” and words of similar meaning. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the section entitled “Risk Factors” within this Exchange Offer document as well as those discussed in Part I, Item 1A entitled “Risk Factors” within our Annual Report on Form 10-K for the year ended January 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or update or publicly release the results of any revision or update to these forward-looking statements. Readers should carefully review the risk factors and other information described in other documents we file from time to time with the SEC.
1. Eligible Employees; Eligible Awards; Expiration Date.
QAD Inc. (together with its subsidiaries, “Company”, “QAD”, “we”, “our” or “us”) is making an offer to Eligible Employees (as defined below) to exchange some or all of their eligible outstanding stock options (“Options”) issued under the QAD Inc. 1997 Stock Incentive Program (the “1997 Program”) and their eligible outstanding stock-settled stock appreciation rights (“SARs”) issued under the QAD Inc. 2006 Stock Incentive Program (the “2006 Program”) that are properly surrendered in accordance with Section 3, and not validly withdrawn pursuant to Section 4 before the expiration date of the Exchange Offer, for a different number of New SARs. In most cases, the exchange will be for a reduced number of new SARs at a lower exercise price to be issued under the 2006 Program (the “New SARs”). The expiration date of the Exchange Offer is anticipated to be 9:00 p.m. Pacific Time on July 15, 2009, unless extended in our sole discretion (the “Expiration Date”). The New SARs will be granted the first business day following the Expiration Date, anticipated to be July 16, 2009. The New SARs will be granted in accordance with a specified exchange formula described herein, and pursuant to the terms and conditions of this Offer to Exchange Certain Stock Options and Stock Appreciation Rights (the “Exchange Offer”) including the Summary Term Sheet - Questions and Answers and any other communications we may periodically send to you.
Eligible Employees. Except as described below, you are eligible to participate in the Exchange Offer if (i) you are an employee of QAD, (ii) you remain an employee through the Expiration Date and (iii) you hold Eligible Awards (“Eligible Employee”). Neither members of QAD’s Board of Directors, including its Chief Executive Officer and President, nor our consultants are eligible to participate in the Exchange Offer. Executive officers listed on Appendix B (the “Named Executive Officers”) who are eligible to participate in the Exchange Offer will participate on the same basis as our other Eligible Employees.
Although we intend to include all non-U.S. Eligible Employees, we reserve the right to withdraw the Exchange Offer in any jurisdiction if we determine that extending the Exchange Offer in that jurisdiction would have regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of Eligible Awards be accepted from or on behalf of, employees in that jurisdiction.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of QAD. Participation in the Exchange Offer will not create any contractual or other right of the surrendering Eligible Employees to receive any future grants of SARs or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an Eligible Employee’s employment with us, and an Eligible Employee’s employment may be terminated by us or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

Eligible Awards. “Eligible Awards” are Options and SARs having an exercise price above the closing stock price of QAD’s common stock on the NASDAQ Global Market as of the Exchange Date of this Exchange Offer. Eligible Awards include all currently held Options and SARs that are “underwater” at the Exchange Date of the Exchange Offer. Awards are considered underwater if the exercise price of the Options and SARs is greater than QAD’s stock price as of the Exchange Date. If your awards are not underwater on the Exchange Date of the Exchange Offer, the exchange of those awards will not occur. Only Options or SARs with an exercise price above the closing stock price of QAD common stock on the NASDAQ Global Market as of the Exchange Date of the Exchange Offer are eligible for exchange.
You can review a list of your awards that may be eligible for exchange and the exercise prices of such awards at the Exchange Offer website at https://www.qadequityexchange.com. The website lists your potentially eligible awards, the grant date of your awards, the vesting schedule of your awards, the exercise price of your awards and the number of outstanding shares subject to your outstanding awards. However, whether your awards will be eligible for exchange cannot be determined until the Exchange Date of the Exchange Offer.
Participation in this Exchange Offer is voluntary. You should note that if you elect to exchange any Eligible Award in this Exchange Offer, you must elect to exchange all shares subject to such Eligible Award. If you hold more than one Eligible Award, however, you may choose to exchange one or more of such Eligible Awards without having to exchange all of your Eligible Awards. If you participate in this Exchange Offer, you can decide which of your Eligible Awards you wish to exchange.
Exchange Ratio. Under this Exchange Offer, you may elect to exchange your Eligible Awards on a grant-by-grant basis for a different number of New SARs at a ratio between 0.9 Eligible Awards for 1.0 New SAR and 10.3 Eligible Awards for 1.0 New SAR, depending upon the exercise price and remaining term of the Eligible Awards as well as the fair market value of QAD’s common stock on June 11, 2009 (the “Exchange Ratios”). A list of each Exchange Ratio applicable to each Eligible Award is set forth in Appendix A.
The Exchange Ratios are intended to result in the issuance of New SARs in the exchange with a fair value approximately equal to the value of the eligible Options and SARs surrendered in the Exchange Offer. Exchange Ratios are based on the value of your current Option or SAR relative to the value of the replacement grant. The calculations to determine the Exchange Ratios calculate the “fair value” of the Eligible Awards using a standard but complicated valuation method called “Black-Scholes” which takes into account a number of different factors relating to the Eligible Awards, including their exercise price and remaining term, as well as the fair market value of QAD’s common stock on June 11, 2009.
Note that we determined the Exchange Ratio of your Options and SARs on a grant-by-grant basis. The Exchange Ratios apply to each of your Eligible Awards separately. This means that if you hold various Eligible Awards, each Eligible Award may be subject to a different Exchange Ratio.
Expiration Date, Exchange Date, Cancellation Date and Grant Date. The Exchange Offer is scheduled to expire at 9:00 p.m. Pacific Time on July 15, 2009, unless extended, in our sole discretion. If we extend the Exchange Offer, the term “Expiration Date” will refer to the latest time and date at which the extended Exchange Offer expires. See Section 14 for a description of our rights to extend, terminate and amend the Exchange Offer.
The date the Eligible Awards are exchanged is referred to as the “Exchange Date,” the date the Eligible Awards are cancelled is referred to as the “Cancellation Date,” and the date the New SARs are granted is referred to as the “Grant Date.” The Exchange Date, Cancellation Date and Grant Date all refer to the first business day following the Expiration Date, which is anticipated to be July 16, 2009. If the Expiration Date is extended, the Exchange Date, Cancellation Date and Grant Date will be similarly extended.
Neither we nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your Eligible Awards for New SARs in the Exchange Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Awards pursuant to this Exchange Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Exchange Offer other than the information and representations contained in this Exchange Offer, including the Summary Term Sheet — Questions and Answers and any other communication we may periodically send you. If anyone makes any recommendation or representation to you or gives you any information in connection with this Exchange Offer, you must not rely upon that recommendation, representation or information as having been authorized by QAD.

2. Purpose of this Exchange Offer.
Equity awards for employees are an essential element in the compensation of personnel in the software industry. We believe that equity awards not only provide an appropriate incentive for employees to work hard for our success, but also reduce the amount of cash we must use to provide competitive compensation. Without the availability of equity awards, we do not believe we would be in a position to provide competitive compensation and our ability to attract and retain employees would be severely impaired.
Many of the stock options or stock appreciation rights that QAD employees currently hold have exercise prices that are higher than the current price of QAD common stock. In this Exchange Offer, we are offering employees the opportunity to exchange currently held Options and SARs for a different number of New SARs. In most cases, the exchange will be for a lesser number of New SARs with a lower exercise price. For a number of reasons, we believe the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation practices. The QAD Board and management feel that the Exchange Offer will help to (1) strengthen our incentives and reward our employees for staying at QAD and contributing to our success, and (2) reduce the “overhang” of outstanding equity. In short, the Exchange Offer will permit us to:
•	Provide renewed incentives for the employees who participate in the Exchange Offer by issuing a lesser number of New SARs with a lower exercise price in exchange for currently held Eligible Awards, many of which have exercise prices that are higher than the current QAD stock price.
•	Reduce our total number of outstanding equity awards, or “overhang,” represented by outstanding awards that have high exercise prices and may no longer provide incentives for their holders to remain as our employees. Keeping these awards outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. We expect our investors to positively view this outcome.
3. Procedures for electing to exchange Eligible Awards.
Electing Through the Exchange Offer Website. Participation in this Exchange Offer is voluntary. You may elect to participate only through the Exchange Offer website. Your election must be received by us on or before the Expiration Date, currently expected to be 9:00 p.m. Pacific Time on July 15. 2009, unless we extend the Exchange Offer. The Exchange Offer website is available 24/7 during the Exchange Offer period from June 17 through 9 p.m. Pacific Time on July 15, 2009. To access the Exchange Offer website, go to https://www.qadequityexchange.com and follow the instructions set forth on the website to submit your election. You will receive a confirmation e-mail to your Company e-mail address when you submit your election via the Exchange Offer website. If you change your election, you will receive a new confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to confirm that we have received your election and/or withdrawal.
Responses submitted by any means other than the Exchange Offer website, including e-mail, facsimile, hand delivery, interoffice delivery, U.S. mail (or other post) and Federal Express (or similar delivery service) will not be accepted. There are no paper election forms.
The Exchange Offer website contains a tool called the “Exchange Simulator” which allows you to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your Eligible Awards or New SARs. You can also see when your awards will vest and how exchanging your Eligible Awards will affect your vesting schedule. The Exchange Simulator does not calculate the actual future value of Eligible Awards or New SARs, as the values generated by the tool depend on your estimate of the future value of our stock and do not take into account all relevant factors that may affect the actual value or any taxes. The Exchange Simulator is being provided to you solely for your convenience, for the purpose of providing you with limited mathematical simulations of the potential value that could be received from exchanging your Eligible Awards for New SARs. The Exchange Simulator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. The Exchange Simulator is only an aid and does not in any way change or supplement the terms of Exchange Offer, nor does it constitute a recommendation as to whether you should or should not participate in the Exchange Offer.

You may change your election and withdraw from the Exchange Offer as many times as you would like until 9:00 p.m. Pacific Time on the Expiration Date, as described in Section 4. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Expiration Date. The exception to this rule is that if we have not accepted your properly tendered awards by 9:00 p.m. Pacific Time on August 12, 2009, you may withdraw your Eligible Awards at any time thereafter.
Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form and validity of any withdrawal and new election, including time of receipt. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any Eligible Awards tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept or to the extent that any condition described in Section 6 makes it inadvisable in our reasonable judgment to proceed with this Exchange Offer. Otherwise, we will accept all properly tendered Eligible Awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular Eligible Awards or for any particular Eligible Employee. No tender of Eligible Awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.
Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Awards through the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer. Our acceptance of your Eligible Awards for exchange will constitute a binding agreement between QAD and you upon the terms and subject to the conditions of this Exchange Offer.
Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, we expect to accept and cancel, on the first business day following the day the Exchange Offer expires, all properly surrendered Eligible Awards that have not been validly withdrawn by the time and date the Exchange Offer expires. You will receive new agreements governing the terms of the New SARs granted to you, which will be delivered to you promptly following the Grant Date.
4. Withdrawal rights and change of election.
You may only change your election or withdraw Eligible Awards you previously elected to exchange by following the procedures described in this Section 4.
You may change your election or withdraw Eligible Awards you previously elected to exchange by accessing the Exchange Offer website at https://qadequityexchange.com and submitting the new election or withdrawal at any time prior to 9:00 p.m. Pacific Time on the Expiration Date, currently expected to be July 15, 2009. If we extend the Exchange Offer, you may change your election at any time until the extended Expiration Date. If your election or withdrawal is received by QAD via the Exchange Offer website, then you will receive a confirmation e-mail via your Company e-mail address when the election and/or any withdrawal is submitted. If you do not receive a confirmation e-mail, it is your responsibility to confirm that we have received your election and/or any withdrawal.
Although we intend to accept all validly tendered awards, if we have not accepted your properly tendered Eligible Awards by 9:00 p.m. Pacific Time on August 12, 2009, you may withdraw your Eligible Awards at any time thereafter.

If you withdraw some or all of your Eligible Awards, you may elect to exchange the withdrawn awards again at any time before the Expiration Date. All awards that you withdraw will be deemed not properly tendered for purposes of the Exchange Offer, unless you properly re-elect to exchange such Eligible Awards before the Expiration Date by following the procedures described in Section 3. Re-elections via the Exchange Offer website must be submitted after your prior withdrawal and any prior election will be disregarded.
You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Expiration Date.
5. Acceptance of Eligible Awards for exchange and cancellation; issuance of New SARs.
Upon the terms and conditions of this Exchange Offer, promptly following the Expiration Date, we expect to accept for exchange and cancel all Eligible Awards properly elected for exchange and not validly withdrawn before the Expiration Date. After we have accepted your surrendered Eligible Awards, such Eligible Awards will be cancelled and you will no longer have any rights with respect to those Eligible Awards. We will give written notice to Eligible Employees of our acceptance for exchange of the Eligible Awards. This notice may be made by press release, e-mail or other method of communication.
We will grant the New SARs on the Grant Date, which is the same calendar day as the Cancellation Date and the Exchange Date. All New SARs will be granted under the 2006 Program and you will receive a new agreement governing the terms of the New SARs granted to you, which we will distribute promptly following the Expiration Date. (See Exhibit 99.(d)(4) to Schedule TO — Form of QAD Inc. 2006 Stock Incentive Program Stock Appreciation Rights Agreement.)
If you have surrendered Eligible Awards for exchange in the Exchange Offer and your employment with us terminates for any reason before the Grant Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Awards for exchange. In that case, generally, you may exercise your existing awards for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing awards. In addition, any awards that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.
6. Conditions of this Exchange Offer.
We will not be required to accept any Eligible Awards that you elect to exchange upon the occurrence of one or more of the conditions described below. We may terminate or amend this Exchange Offer or postpone our acceptance and cancellation of any Eligible Awards that you elect to exchange in each case, if, at any time on or after the date hereof, and by 9:00 p.m. Pacific Time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Exchange Offer or to accept and cancel Eligible Awards that you elect to exchange. These conditions are as follows:
(a) if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer, the cancellation of surrendered Eligible Awards and/or the grant of New SARs pursuant to the Exchange Offer, or otherwise relates to this Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;
(b) if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:
•	make the cancellation of the surrendered Eligible Awards and/or the grant of New SARs in exchange therefore illegal or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate in any manner to the Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept the Eligible Awards for exchange and cancellation or to issue New SARs for some or all of the surrendered Eligible Awards; or
•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;
(c) if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;
(d) if any of the following change or changes occur in our business, financial condition, assets, income, operations or stock ownership:
•	litigation or other proceedings are instituted against us, or any of our officers or members of our Board of Directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect us;
•	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;
•	the suspension of trading in our equity securities by the Securities and Exchange Commission (“SEC”) or by the NASDAQ Global Market; or
•	a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment makes it inadvisable to proceed with the Exchange Offer;
•	in case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;
•	any change in either the Dow Jones Industrial Average, the NASDAQ Global Market or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on June 11, 2009;
(e) if there shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;
(f) if there shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer;
(g) if there shall have been enacted, enforced or deemed applicable to QAD any rules, regulations or actions by any governmental authority, the NASDAQ Global Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer; or

(h) if we are required to extend the Expiration Date by in excess of twenty (20) business days as a result of action or determination by the SEC or other regulatory authority.
The conditions of the Exchange Offer are for our benefit. We may assert these conditions in our sole discretion at any time, regardless of the circumstances giving rise to them, before the Expiration Date of the Exchange Offer, whether or not we waive any other condition to this offer. Should we decide to waive or assert any of the conditions to this Exchange Offer, we must do so by 9:00 p.m. Pacific Time on the Expiration Date.
Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. Any determination we make concerning the waiver or assertion by us of any of the conditions of this Exchange Offer will be final and binding on all Eligible Employees.
We currently expect that we will accept all Eligible Awards that are properly submitted to be exchanged and have not been validly withdrawn.
7. Price range of common stock underlying the Eligible Awards.
There is no established trading market for the Eligible Awards. The QAD common stock that underlies the Eligible Awards is traded on the NASDAQ Global Market under the symbol “QADI”. The following table shows, for the periods indicated, the high and low prices per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Year ended January 31, 2008
First Quarter	$10.17	$8.07
Second Quarter	9.71	7.90
Third Quarter	9.39	7.57
Fourth Quarter	9.88	8.24
Year ended January 31, 2009
First Quarter	$8.90	$7.39
Second Quarter	8.02	6.57
Third Quarter	7.41	4.01
Fourth Quarter	5.32	2.56
Year ended January 31, 2010
First Quarter	$3.20	$2.15
Second Quarter (through June 11, 2009)	3.82	2.82
As of June 11, 2009, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $3.21 per share. The number of shares of our common stock outstanding as of June 11, 2009 was 30,859,595.
You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Exchange Offer.
8. Source and amount of consideration; terms of New SARs.
Consideration. For SARs that were granted under the 2006 Program and Options that were granted under the 1997 Program that are eligible to be exchanged pursuant to the terms of this Exchange Offer, the New SARs granted in exchange for such Eligible Awards will be issued under the 2006 Program. As of April 30, 2009, options to purchase 2,464,040 shares of our common stock were outstanding under the 1997 Program with a weighted average exercise price of $8.20 per share, and SARs for 3,174,522 shares of common stock were outstanding under the 2006 Program with a weighted average exercise price of $7.74 per share. Depending on the closing price of our common stock on the Exchange Date of the Exchange Offer, of these outstanding Options and SARs, there could be Options to purchase 1,627,705 shares of common stock and SARs with respect to 2,774,144 shares, that are held by Eligible Employees and would be eligible for exchange under the Exchange Offer.

The Exchange Ratios being used in the Exchange Offer are intended to result in the issuance of New SARs in the exchange with a fair value approximately equal to the value of the eligible Options and SARs surrendered in the Exchange Offer. Exchange Ratios are based on the value of each Eligible Award relative to the value of the corresponding replacement grant. The calculations to determine the Exchange Ratios calculate the “fair value” of the Eligible Awards using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the Eligible Awards, including their exercise price and remaining term, as well as the fair market value of QAD’s common stock on June 11, 2009. The Exchange Ratios for each Eligible Award are set forth on Appendix A.
Maximum Number of New SARs Granted in the Exchange Offer. The total number of shares that may be issued pursuant to the New SARs granted in the Exchange Offer will depend on the rate of participation by Eligible Employees. Assuming all of the 4,339,773 awards listed on Appendix A are eligible for exchange and are surrendered in the Exchange Offer, 2,148,408 New SARs would be granted in the Exchange Offer.
Terms of New SARs. If we accept the surrender of your Eligible Awards for exchange, then those Eligible Awards will, on the Cancellation Date, be cancelled and replaced with New SARs to be issued on the Grant Date under the 2006 Program with the following terms:
Exercise price. The New SARs will have an exercise price per share equal to the closing price per share of our common stock on the Grant Date as reported on the NASDAQ Global Market.
Vesting. If your exchanged Options and SARs are fully vested on the Exchange Date, then your New SARs will become exercisable one year from the Grant Date. If your exchanged Options and SARs are not fully vested on the Exchange Date, then the New SARs received for unvested Options or SARs will become exercisable in tranches with each tranche vesting one year later than the vesting date for the equivalent tranche of the exchanged Option or SAR. If your employment with the Company terminates prior to full vesting, you will forfeit and have no further rights with respect to any unvested portion of your New SARs.
Termination. Each New SAR will have an Expiration Date that is the same as the exchanged Option or SAR, except that a New SAR exchanged for an Option granted in 2001 or 2002 will have one additional year added to its term.
General Terms. The other terms and conditions of your New SARs not described in this Exchange Offer will be generally comparable to the other terms and conditions of other award agreements under the 2006 Program. Each New SAR will expire to the extent not vested upon termination of employment, and vested New SARs will remain exercisable for a period of up to 60 days after termination of employment (one year in the case of disability or death). Upon exercise of a New SAR, an employee will receive, without any cash payment, the number of shares of QAD common stock that is equal to the difference between the fair market value of one share of our common stock on the date of exercise and the SAR exercise price, multiplied by the number of shares with respect to which it is exercised, and divided by such fair market value of a share of QAD common stock on the date of exercise, subject to applicable tax withholding. (See Summary of the QAD Inc. 2006 Stock Incentive Program below).
Summary of the QAD Inc. 2006 Stock Incentive Program. New SARs will be granted under the 2006 Program. The following is a summary of the material terms relating to SAR grants under the 2006 Program. The summary is qualified in its entirety by reference to the 2006 Program, which has been filed as Exhibit 4.4 to our Form S-8 filed with the SEC on September 19, 2006 . You should carefully read this summary and compare the terms and conditions of your Eligible Awards set forth in the award agreements and plans under which they were granted before deciding to exchange.
Administration. The 2006 Program is administered by the QAD Board of Directors or by a committee appointed by the Board. That committee must consist of not less than two directors who are:
•	non-employee directors within the meaning of SEC Rule 16b-3 under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and
•	outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”), so long as the Company chooses to qualify executive remuneration as “performance-based compensation” under Section 162(m) of the Code.

Subject to these limitations, the Board of Directors may from time to time remove members from the committee, fill all vacancies on the committee and select one of the committee members as its chair. The 2006 Program administrators may hold meetings when and where they determine, will keep minutes of their meetings and may adopt, amend and revoke rules and procedures in accordance with the terms of the 2006 Program. The 2006 Program is presently administered by the directors who serve on the Compensation Committee of the Board.
Eligibility. Officers, directors, employees, consultants and other independent contractors or agents of QAD who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the program administrators to participate in and receive SAR grants under the 2006 Program.
Shares Available for Awards. The maximum aggregate number of shares of our common stock subject to the 2006 Program is currently 8,300,000 shares. The shares of common stock issuable under the 2006 Program may be in the form of voting or non-voting shares, and may be authorized but unissued shares, shares issued and reacquired, or shares purchased by the Company on the open market. If any of the awards granted under the 2006 Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 2006 Program. The aggregate number of shares that may be granted pursuant to options or SARs (or a combination thereof) to any one employee in any one calendar year is 400,000.
Termination of Employment due to Disability or Death. If a SARs holder ceases to be employed due to disability or death, the program administrators, in their discretion, may allow the SARs awarded to (i) be exercised (to the extent exercisable on the date of termination of employment) any time within one year of the date of termination due to disability or death and (ii) be immediately vested in full as of the date of termination of employment due to disability or death.
Transferability of Awards. SARs awarded under the 2006 Program may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent or distribution.
Tax Withholding. We are authorized to withhold from any award granted or payment due under the 2006 Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes or other withholding liabilities under any state, federal or foreign law.
Material Differences between surrendered SARs and New SARs All SARs eligible to participate in this Exchange Offer are issued under the 2006 Program. Thus, if you properly surrender eligible SARs and they are accepted by QAD for exchange, then you will receive New SARs that will have substantially the same terms and conditions as the SARs being surrendered as both are granted under the 2006 Program, except that the exercise price and vesting of the New SARs will be different, as described above under Terms of New SARs.
Material Differences between surrendered Options and New SARs. All Options eligible to participate in this Exchange Offer are issued under the 1997 Program. If you properly surrender eligible Options and they are accepted by QAD for exchange, then you will receive New SARs that will be issued under the 2006 Program. These New SARs will have the following material differences from your surrendered Options: (1) the exercise price, vesting and termination date of the New SARs will be as described above under Terms of New SARs, (2) the New SARs will have the characteristics of a SAR, rather than an option (as described below), and (3) the New SARs will be issued under the 2006 Program rather than the 1997 Program (as described further below).
Option vs. SAR Characteristics. All eligible Options are issued under the 1997 Program, so if you surrender eligible Options then you will receive New SARs that will have the characteristics of a SAR, rather than an option. For purposes of this Exchange Offer, an Option is a form of equity that gives you the right to purchase QAD common stock at a set exercise price within a specified period of time. A SAR is a form of equity that grants you the right to receive the value of the appreciation of QAD common stock over a specified time period. When you are granted SARs, your exercise price is based on the current fair market value of QAD’s common stock. When you exercise your SARs, you receive the difference between the price of the stock at the time of your grant and the current price on the date you exercise your SARs, paid out in QAD common stock.

Comparison of Options granted under the 1997 Program to New SARs under the 2006 Program. The terms and conditions of Options under the 1997 Program differ in some respects from the terms and conditions of the New SARs under the 2006 Program. For example, under the 1997 Program, in the event of either a dissolution or liquidation of the Company or reorganization (as defined in the 1997 Program) that does not provide for the change, conversion or exchange of outstanding stock options of the Company (i) the stock options terminate as of a date fixed by the program administrators, (ii) the Company is obligated to provide 30 days’ written notice of such termination date to option holders, and (iii) options became fully vested and immediately exercisable.
In contrast, under the 2006 Program, under the same scenarios as set forth immediately above (i) the SARs do not terminate as of a date fixed by the program administrators, (ii) the Company is not obligated to provide prior notice to holder of SARs of such termination and (iii) the SARs do not become fully vested and immediately exercisable. The 1997 Program also provides the program administrators the right to adjust the outstanding unexercised options under a reorganization to the extent the reorganization contemplates the change, conversion or exchange of outstanding options, while the 2006 Program, with respect to SARs, does not provide such discretion or any guidance to program administrators.
Also, the 1997 Program does not provide the program administrator with the discretion to fully vest options upon termination of a participant due to death or disability. It does, however, in the case of termination upon death, allow the options of the deceased to not expire until the earlier of the date of expiration of the award or one year after the date of death. In contrast, under the 2006 Program, if you are terminated due to death or disability, the program administrators have the discretion to allow your award to (i) be exercised (to the extent exercisable on the date of termination of employment) any time within one year of the date of termination due to death or disability and (ii) be immediately vested in full as of the date of termination of employment due to death or disability.
9. Information concerning QAD.
Information Concerning QAD. QAD is a global provider of enterprise software applications, professional services and application support for manufacturing companies. QAD software is used at approximately 6,000 sites by manufacturing companies that operate mainly in six industries: automotive, consumer products, food and beverage, high technology, industrial products and life sciences. QAD employs about 1,400 people around the world. QAD’s vision for manufacturing is an environment in which all suppliers, manufacturers and customers collaborate jointly and seamlessly to eliminate inefficiencies and automate processes at all stages of the supply chain.
Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009, both of which are incorporated herein by reference. The financial information as presented below is derived from our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009.
Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Operations and Balance Sheets
(in thousands, except per share data)

	Years Ended		Three Months Ended
	January 31,	January 31,	April 30,	April 30,
	2009	2008	2009	2008
Consolidated Statements of Operations:
Total revenue	$262,743	$262,747	$54,998	$66,838
Operating (loss) income	$(23,863)	$5,588	$(2,542)	$(963)
(Loss) income before income taxes	$(23,431)	$5,749	$(2,933)	$(1,236)
Net (loss) income	$(23,720)	$5,416	$(2,665)	$(730)
Net (loss) income per common share
Basic	$(0.77)	$0.17	$(0.09)	$(0.02)
Diluted	$(0.77)	$0.17	$(0.09)	$(0.02)
Weighted average shares outstanding
Basic	30,675	31,617	30,753	30,678
Diluted	30,675	32,355	30,753	30,678

	January 31,	January 31,	April 30,
	2009	2008	2009
Consolidated Balance Sheet
Total current assets	$121,585	$151,382	$107,991
Total assets	$193,745	$235,893	$178,128
Total current liabilities	$125,233	$142,536	$112,043
Total liabilities	$146,274	$163,298	$132,736
Total shareholder’s equity	$47,471	$72,595	$45,392
Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Year	Year	Three Months
	Ended	Ended	Ended
	January 31,	January 31,	April 30,
	2009	2008	2009
Ratio of earnings to fixed charges	(18.8)	4.2	(9.7)
Book Value Per Share. Our book value per share as of our most recent balance sheet dated April 30, 2009 was $1.48.
Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Awards for exchange. Upon request and without charge, we will provide you with a copy of any or all of the documents to which we have referred you. See Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

10. Interest of directors and executive officers; transactions and arrangements involving awards.
A list of current directors and Named Executive Officers as of June 11, 2009 is attached to this Exchange Offer document as Appendix B. Certain of our Named Executive Officers are eligible to participate in this Exchange Offer. However, neither members of QAD’s Board of Directors, including its Chief Executive Officer and President, nor our consultants are eligible to participate in the Exchange Offer.
As of June 11, 2009 directors and Named Executive Officers held Eligible Awards to purchase 210,550 shares of common stock. This represented approximately 5% of all of the Eligible Awards outstanding as of June 11, 2009.
There is no agreement, arrangement or understanding between QAD or, to the best of our knowledge, any of our Named Executive Officers or members of our Board, and any other person for the purchase or acquisition from QAD of any of our securities, except for the following as of June 11, 2009.
•	outstanding Options, SARs and RSUs granted to our Named Executive Officers to purchase or receive an aggregate of 1,599,300 shares of QAD common stock pursuant to the 1997 Program and 2006 Program of which 210,550 are Eligible Awards; and
•	outstanding Options, SARs and RSUs granted to members of our Board to purchase or receive an aggregate of 237,000 shares of common stock pursuant to the 1997 Program and 2006 Program of which none are Eligible Awards.
11. Status of awards acquired by us in the Exchange Offer; accounting consequences of this Exchange Offer.
If properly surrendered and accepted by us for exchange, on the Exchange Date we will cancel the Eligible Awards tendered on the Expiration Date. Shares of QAD common stock underlying Options granted under the 1997 Program that are tendered for exchange will be cancelled. Shares underlying SARs granted under the 2006 Program that are tendered for exchange will be immediately available for grant of the New SARs and, to the extent not so used, for future grants of awards under the 2006 Program without further stockholder action, except as may be required by applicable law or the rules of the NASDAQ Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
Under Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which promulgates the accounting for share based payments, we will recognize the incremental compensation cost, if any, of the New SARs granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of:
•	the fair value of New SARs granted to employees in exchange for surrendered Options and SARs, measured as of the Grant Date, over
•	the fair value of the Options and SARs surrendered in exchange for the New SARs, measured as of the Cancellation Date.
This incremental compensation cost will be recognized ratably over the vesting period of the New SARs. If any of the New SARs are forfeited prior to their vesting due to termination of employment, then any incremental compensation cost for the forfeited New SARs will not be recognized. We do not expect any such expense to be significant. However, due to a number of factors, including but not limited to our inability to predict which or how many Eligible Awards will be exchanged, or what the future market price of our common stock will be on the Grant Date, we cannot predict the exact charge, if any, to earnings that might result from the Exchange Offer.
The unrecognized compensation cost associated with the surrendered Options and SARs that were not fully vested on the Exchange Date and that are accepted by us for exchange, will be recognized ratably over the vesting period of the New SARs. If any of the New SARs are forfeited after the original vesting date of the surrendered Options and SARs but before the new vesting date due to termination of employment, any remaining compensation cost associated with the original Options and SARs will be recognized immediately.

12. Legal matters; regulatory approvals.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Awards and issuance of New SARs as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than SEC review, that would be required for the acquisition or ownership of our New SARs as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered Eligible Awards for exchange and to issue New SARs would be subject to obtaining any required governmental or agency approval. Our obligations under this Exchange Offer are also subject to the conditions described in Section 6.
13. Material tax consequences.
The descriptions below are only a summary of the material U.S. federal and material foreign income tax consequences of the Exchange Offer. This summary is not intended to provide you with tax advice. This summary is not written or intended to be used, and it cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the tax laws, but rather is written to support the promotion of the Exchange Offer and to meet the disclosure obligations under the SEC rules and regulations. You should seek advice from an independent tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in this Exchange Offer as the tax consequences to you are dependent on your particular tax situation. QAD is not liable to you for any taxes, penalties or interest that you may incur in connection with the Exchange Offer.
Material U.S. Federal Income Tax Consequence. The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to QAD and to Eligible Employees who are U.S. citizens or residents for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder and applicable guidance issued by the Internal Revenue Service as of the date of this Exchange Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss any state or local tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Option or SAR holders.
We expect that the exchange of Eligible Awards for New SARs pursuant to the Exchange Offer should be treated as a nontaxable cancellation of the Eligible Awards and the non-taxable grant of New SARs, such that no income should be recognized for U.S. federal income tax purposes upon the exchange.
Upon any subsequent exercise of your New SARs you will recognize ordinary income in the year of exercise equal to the value of the stock received and tax withholding will apply. You will have additional tax implications upon any subsequent sale of the shares issued upon such exercise. QAD will be entitled to an income tax deduction in the amount of the value of the stock received upon exercise in the taxable year that you recognize ordinary income from the exercise of your New SARs.
If you are a tax resident or subject to the tax laws of any country other than the United States, whether or not you are also a citizen or a resident of the United States, you should be aware that the U.S. tax consequences relating to your participation in the Exchange Offer may differ from the U.S. federal income tax consequences summarized above.

Material Foreign Income Tax Consequences. If you are a tax resident or subject to the tax laws of any country other than the United States, whether or not you are also a citizen or a resident of the United States, you should be aware that other or additional tax consequences under the laws of that other country may apply to you. The following is a general summary of the material foreign tax consequences of participating in the Exchange Offer.
We expect that the exchange of Eligible Awards for New SARs pursuant to the Exchange Offer should not be a taxable income recognition event for Eligible Employees in the following countries: Belgium, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, Netherlands, South Africa, Spain, Switzerland, Thailand and the United Kingdom.
Upon any subsequent exercise of your New SARs, you will recognize compensation income in the year of exercise equal to the value of the stock received in the appreciation distribution. You will have additional tax implications upon any subsequent sale of the shares issued upon such exercise.
We understand that the exchange of Eligible Awards for New SARs may have income tax consequences in Australia and Singapore as described below:
Australia — You may be subject to tax as a result of the exchange of eligible Options/SARs for New SARs. The Australian Government has proposed draft legislation that employee share schemes should be taxable at grant. The results of these discussions may be retroactive and therefore may impact the Exchange Offer. The grant of the New SARs is likely to be a taxing point under the proposed Australian employee share scheme rules. The “market value” of the New SARs that have been granted is likely to be the amount taxable. The “market value” of a right is calculated with reference to the weighted average of the prices at which shares were traded on the exchange during the one week period up to and including the relevant date for tax purposes (e.g., the date of exchange). The taxable amount will be disclosed in the taxpayer’s income tax return and will be subject to income tax at the taxpayer’s marginal tax rate (currently maximum 45% plus the 1.5% Medicare levy).
Singapore — You may be subject to tax as a result of the exchange of eligible Options/SARs for New SARs because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible Option/SAR grants and simply tax the New SARS at exercise.
Additional tax consequences may result from the exercise of New SARs or the subsequent sale of the shares issued upon such exercise.
The descriptions above are only a summary of the material U.S. federal and material foreign income tax consequences of the Exchange Offer. They are not intended to provide you with any tax advice. We recommend that you consult your own independent tax advisor with respect to the tax consequences of participating in this Exchange Offer, as the tax consequences to you are dependent on your particular tax situation. QAD is not liable to you for any taxes, penalties or interest that you may incur in connection with the Exchange Offer.
14. Extension of this Exchange Offer; termination; amendment.
Extension. In our discretion, we may, at any time and whether or not any event listed in Section 6 has occurred or is deemed to have occurred, extend the period of time during which this Exchange Offer is open and delay accepting any Eligible Awards by announcing the extension and giving oral or written notice of the extension to Eligible Employees. If we extend the Expiration Date, we also will extend your right to withdraw tenders of Eligible Awards until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m. Pacific Time on the U.S. business day following the last previously scheduled Expiration Date.
You may withdraw your Eligible Awards at any time prior to the Expiration Date by following the procedures described in Section 4.

Additionally, in accordance with the legal requirements for tender offers, you may withdraw any Options or SARs you elected to exchange if, after forty (40) business days after the commencement of this Exchange Offer, we have not yet closed this Exchange Offer and we have not accepted for exchange all Eligible Awards you elected to exchange. The date of the fortieth (40th) business day after the commencement of this Exchange Offer is August 12, 2009.
Termination. In our discretion, we also may, at any time prior to the Expiration Date, terminate, postpone or amend this Exchange Offer if any of the events listed in Section 6 occurs. To terminate or postpone accepting or cancelling Eligible Awards, we must give written notice of the termination or postponement to Eligible Employees or by making a public announcement. Our right to postpone accepting and canceling Eligible Awards may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we pay the consideration offered or return the Eligible Awards promptly after termination or withdrawal of a tender offer.
Amendment. Subject to applicable law, before the Expiration Date we may also amend this Exchange Offer in any way (whether any event listed in Section 6 has occurred or is deemed by us to have occurred), including decreasing or increasing the consideration offered in this Exchange Offer to Eligible Employees or by decreasing or increasing the number of Eligible Awards to be exchanged or surrendered in this Exchange Offer. We may amend this Exchange Offer at any time prior to the Expiration Date by announcing the amendment.
If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, if we decide to take any of the following actions, we will publish a notice electronically or otherwise inform Eligible Employees in writing of such action and keep the Exchange Offer open for at least ten (10) business days after the date of such notification: (i) we increase or decrease the amount of consideration offered for the Eligible Awards; or (ii) we increase or decrease the number of Eligible Awards that may be tendered in the Exchange Offer.
For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.
15. Fees and expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting Options or SARs to be exchanged through this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.
16. Additional information.
This Exchange Offer document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Awards:
(a) our Annual Report on Form 10-K for our fiscal year ended January 31, 2009, filed with the SEC on April 14, 2009;
(b) our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on May 22, 2009;

(c) our Quarterly Report on Form 10-Q for our quarter ended April 30, 2009, filed with the SEC on June 10, 2009;
(d) our Current Report on Form 8-K filed with the SEC on June 12, 2009; and
(e) the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-22823), filed with the SEC on July 10, 1997, and any further amendment or report filed thereafter for the purpose of updating such description.
We file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov and are also available at our web site at http://www.qad.com.
Upon written or verbal request and without charge, we will also provide to each person to whom we deliver a copy of this Exchange Offer document, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
QAD Inc. Attn: Pam Fack
100 Innovation Place
Santa Barbara, CA 93108
Phone: (805) 566-6105
Fax: (805) 566-4492
Email: pxf@qad.com
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recent document.
In making your decision as to whether or not to participate in this Exchange Offer, the information contained in this Exchange Offer about us should be read together with the information contained in the documents to which we have referred you.
17. Financial statements.
The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for our fiscal year ended January 31, 2009 and Quarterly Report on Form 10-Q for our quarter ended April 30, 2009 are incorporated herein by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Exchange Offer.
18. Miscellaneous.
We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will Options or SARs be accepted from the employees residing in such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your Eligible Awards through the Exchange Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer other than the information and representations contained in this Exchange Offer document and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information in connection with the Exchange Offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

APPENDIX A
EXCHANGE RATIOS

				Total New SARs
		Total Shares		to be Granted
	Remaining	Underlying		(Assuming 100%
Exercise Price	Term	Options/SARs	Exchange Ratio (a)	Participation) (a)
$2.30	7.64	8,000	1-for-0.9	8,892
$2.52	7.56	40,000	1-for-0.9	44,448
$2.79	0.43	62,248	1-for-1.2	52,096
$3.00	0.87	10,000	1-for-1.3	7,696
$3.06	7.85	6,000	1-for-1.0	6,000
$3.22	7.39	4,000	1-for-1.0	4,000
$3.25	1.54	160,783	1-for-1.0	160,940
$3.25	1.56	20,340	1-for-1.0	20,340
$3.48	7.49	750	1-for-1.0	752
$3.80	1.64	600	1-for-1.3	468
$4.01	7.24	1,500	1-for-1.1	1,364
$4.87	7.31	4,000	1-for-1.2	3,336
$5.12	7.28	100,000	1-for-1.3	76,924
$5.22	1.79	5,000	1-for-2.3	2,176
$5.95	3.12	4,000	1-for-2.1	1,908
$6.49	7.14	10,500	1-for-1.5	7,000
$6.62	7.16	6,700	1-for-1.5	4,468
$6.80	7.07	12,500	1-for-1.5	8,336
$6.97	4.90	675,318	1-for-1.9	356,412
$7.00	7.05	4,000	1-for-1.6	2,500
$7.00	7.08	2,000	1-for-1.6	1,252
$7.10	6.93	750	1-for-1.6	472
$7.20	1.87	7,500	1-for-4.7	1,596
$7.25	3.88	600	1-for-2.3	264
$7.27	3.27	2,500	1-for-2.7	928
$7.30	5.15	5,500	1-for-1.9	2,896
$7.32	5.03	5,500	1-for-2.0	2,752
$7.45	4.84	4,000	1-for-2.1	1,908
$7.53	5.09	400	1-for-2.0	200
$7.54	5.17	1,000	1-for-2.0	500
$7.60	4.65	14,000	1-for-2.2	6,368
$7.60	4.75	2,000	1-for-2.1	956
$7.61	4.09	6,000	1-for-2.4	2,500
$7.61	4.36	5,000	1-for-2.3	2,176
$7.63	4.73	12,000	1-for-2.2	5,456
$7.64	6.80	2,500	1-for-1.7	1,472
$7.65	4.47	50,000	1-for-2.3	21,740
$7.66	6.88	718,510	1-for-1.7	424,512
$7.67	6.93	116,000	1-for-1.7	68,244
$7.68	6.78	33,750	1-for-1.7	19,868
$7.73	4.99	500	1-for-2.1	240
$7.80	3.69	1,250	1-for-2.7	464

(a)	The total number of New SARs a participating employee will receive with respect to a surrendered option or SAR will be determined by dividing the number of shares underlying the surrendered option or SAR by the applicable exchange ratio and rounding the result up to the nearest number of whole shares evenly divisible by 4.

A-1

				Total New SARs
		Total Shares		to be Granted
	Remaining	Underlying		(Assuming 100%
Exercise Price	Term	Options/SARs	Exchange Ratio (a)	Participation) (a)
$7.82	4.01	72,575	1-for-2.5	29,032
$7.84	3.99	447,735	1-for-2.5	179,256
$7.90	3.82	30,000	1-for-2.7	11,112
$7.90	4.02	4,000	1-for-2.6	1,540
$7.92	4.38	60,000	1-for-2.4	25,000
$7.92	6.15	10,000	1-for-1.9	5,264
$7.97	5.32	4,500	1-for-2.1	2,148
$8.05	3.77	6,500	1-for-2.8	2,324
$8.05	5.42	12,000	1-for-2.1	5,716
$8.11	5.64	25,000	1-for-2.0	12,500
$8.16	5.49	5,000	1-for-2.1	2,384
$8.18	4.26	5,000	1-for-2.5	2,000
$8.21	5.38	12,000	1-for-2.1	5,728
$8.25	3.65	10,450	1-for-2.9	3,608
$8.25	5.23	25,700	1-for-2.2	11,700
$8.27	5.92	18,000	1-for-2.0	9,000
$8.29	3.58	4,750	1-for-3.0	1,588
$8.36	6.07	50,000	1-for-2.0	25,000
$8.37	6.72	1,000	1-for-1.9	528
$8.43	6.60	30,000	1-for-1.9	15,792
$8.44	3.35	4,000	1-for-3.4	1,180
$8.52	3.40	10,000	1-for-3.3	3,032
$8.58	6.32	500	1-for-2.0	252
$8.80	6.62	720	1-for-1.9	380
$8.84	3.42	4,000	1-for-3.5	1,144
$8.87	6.55	500	1-for-2.0	252
$9.00	6.30	750	1-for-2.1	360
$9.02	6.51	4,000	1-for-2.0	2,000
$9.04	3.44	1,000	1-for-3.6	280
$9.06	6.24	5,000	1-for-2.1	2,384
$9.10	5.71	15,000	1-for-2.2	6,820
$9.11	5.82	4,000	1-for-2.2	1,820
$9.16	6.47	5,000	1-for-2.1	2,384
$9.30	5.72	737,240	1-for-2.3	322,104
$9.35	2.82	111,000	1-for-4.9	22,664
$9.47	5.68	11,500	1-for-2.3	5,004
$9.71	2.85	422,604	1-for-5.2	82,168
$10.03	5.74	6,000	1-for-2.5	2,400
$10.08	2.96	3,250	1-for-5.3	616
$12.43	2.65	20,000	1-for-10.3	1,944
$12.85	2.76	12,000	1-for-10.2	1,180

		4,339,773		2,148,408

(a)	The total number of New SARs a participating employee will receive with respect to a surrendered option or SAR will be determined by dividing the number of shares underlying the surrendered option or SAR by the applicable exchange ratio and rounding the result up to the nearest number of whole shares evenly divisible by 4.

A-2

APPENDIX B
INFORMATION ABOUT THE DIRECTORS AND NAMED EXECUTIVE OFFICERS OF QAD
The directors and Named Executive Officers of QAD and their positions and offices as of June 11, 2009, are set forth in the following table. Members of QAD’s Board of Directors, including its Chief Executive Officer and President, are not eligible to participate in the Exchange Offer. Named Executive Officers who are eligible to participate in the Exchange Offer will participate on the same basis as our other employees.

Name	Position and Offices Held

Karl F. Lopker*	Chief Executive Officer and Director
Pamela M. Lopker*	Chairman of the Board and President
Daniel Lender	Executive Vice President and Chief Financial Officer
Gordon Fleming	Executive Vice President and Chief Marketing Officer
Kara Bellamy	Senior Vice President, Corporate Controller and Chief Accounting Officer
Scott J. Adelson*	Director
Terence R. Cunningham*	Director
Thomas J. O’Malia*	Director
Lee D. Roberts*	Director
Peter R. van Cuylenburg*	Director

*	Member of QAD’s Board of Directors.
The business address of each director and Named Executive Officer is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, CA 93108. The business telephone number of each director and Named Executive Officer is (805) 566-6000.
The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 11, 2009 by each of our directors and Named Executive Officers and all of our directors and Named Executive Officers, as a group. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person and also includes shares of common stock subject to options, SARs and RSUs and other rights held by that person that are currently exercisable or become exercisable or vest within sixty (60) days of June 11, 2009.

	Common Stock
	Beneficially Owned*
Name	Shares	%
Pamela M. and Karl F. Lopker	19,001,059	60.11
Daniel Lender	5,783	.02
Gordon Fleming	63,960	.21
Kara Bellamy	25,107	.08
Scott J. Adelson	37,000	.12
Terence R. Cunningham	3,000	.01
Thomas J. O’Malia	29,000	.09
Lee D. Roberts	3,834	.01
Peter R. van Cuylenburg	88,500	.29
All Named Executives and Directors as a Group	19,257,243	60.51
TOTAL	31,826,479	100.00

*	Based upon 30,859,595 shares of our common stock outstanding on June 11, 2009 and, with respect to each individual holder, rights to acquire our common stock within sixty (60) days of June 11, 2009.

B-1

The following table sets forth (i) the beneficial ownership of each of our directors and Named Executive Officers of Eligible Awards as of June 11, 2009 and (ii) the stock, SAR, RSU and stock option transactions involving our directors and Named Executive Officers during the sixty (60) days prior to and including June 11, 2009.

	Number			Percentage	Stock, SAR, RSU and Stock
	of Shares			of Shares	Option Transactions During
	Underlying			Underlying	the Sixty (60) Days Prior to
	Eligible			Eligible	June 11, 2009
	Award			Award			Stock
	Subject	Exercise	Expiration	Subject	Awards	RSUs	Purchase
Name	to Offer(#)	Price($)	Date	to Offer(%)	Exercised	Vested(#)	(Sale)(#)

Pamela M. and Karl F. Lopker*	N/A	N/A	N/A	N/A	0	100,000	(6,868)

Daniel Lender	100,000	5.12	10/23/2016	100	0	0	0

Gordon Fleming	25,000	9.30	4/2/2015	100
	12,000	6.97	6/7/2014	100
	12,000	7.84	7/12/2013	100
	20,000	12.43	3/8/2012	100
	5,550	3.25	1/30/2011	100	0	0	0

Kara Bellamy	10,000	9.30	4/2/2015	100
	12,000	8.05	12/14/2014	100
	6,000	6.97	6/7/2014	100
	4,000	7.84	7/12/2013	100
	4,000	5.95	8/26/2012	100	0	0	0

Scott J. Adelson*	N/A	N/A	N/A	N/A	0	2,000	0

Terence R. Cunningham*	N/A	N/A	N/A	N/A	0	0	0

Thomas J. O’Malia*	N/A	N/A	N/A	N/A	0	2,000	0

Lee D. Roberts*	N/A	N/A	N/A	N/A	0	0	0

Peter R. van Cuylenburg*	N/A	N/A	N/A	N/A	0	2,000	0

Directors and Named Executive Officers as a Group	210,550			100	0	106,000	(6,868)

*	Mr. Lopker, Ms. Lopker and Messrs. Adelson, Cunningham, O’Malia, Roberts and van Cuylenburg will not participate in the Exchange Offer.

B-2